Exhibit 3.3

CORRECTED

CERTIFICATE OF DESIGNATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

VISTA MEDICAL TECHNOLOGIES, INC.

Vista Medical Technologies, Inc., a corporation organized and existing under any by virtue of the General Corporation Law of the State of Delaware (the “Corporation), hereby certifies that:

1.                                       The original Certificate of Designations of Series A Convertible Preferred Stock (the “Original Certificate”) was filed with the Secretary of State of Delaware on February 27, 2003, and that the Original Certificate requires correction, as permitted by Section 103 of the General Corporation Law of the State of Delaware.

2.                                       The Original Certificate, by virtue of an administrative filing error, inaccurately set forth (i) the applicable dividend rate, (ii) the threshold at which shares of Series A Preferred Stock would automatically convert to Common Stock, (iii) certain provisions regarding redemption of the Series A Preferred Stock, (iv) certain of the Protective Provisions, (v) the rights of the holders of Series A Preferred Stock to elect directors of the Corporation, and (vi) certain other grammatical statements.  The Original Certificate, as corrected, shall read in its entirety as follows:

CERTIFICATE OF DESIGNATIONS

OF

SERIES A CONVERTIBLE PREFERRED STOCK

OF

VISTA MEDICAL TECHNOLOGIES, INC.

(Pursuant to Section 151 of the

Delaware General Corporation Law)

Vista Medical Technologies, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware (hereinafter called the “Company”), hereby certifies that the following resolution was adopted by the Board of Directors of the Company as required by Section 151 of the General Corporation Law at a meeting duly called and held on February 19, 2003

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of the Company (hereinafter called the “Board of Directors” or the “Board”) in accordance with the provisions of the Certificate of Incorporation of the Company, the Board hereby creates a series of Preferred Stock, par value $0.01 per share (the “Preferred Stock”), of the Company and hereby states the designation and number of shares, and fixes the relative rights, preferences, and limitations thereof as follows:

(1)                                  Designation; Voting Rights.

(a)                                  The series of Preferred Stock established hereby shall be designated the “Series A Convertible Preferred Stock” (and shall be referred to herein as the “Series A Preferred Shares”) and the authorized number of Series A Preferred Shares shall be One Million (1,000,000).  Such number of shares may be increased or decreased by resolution of the Board; provided, that no decrease shall reduce the number of shares of Series A Preferred Shares to a number less than the number of shares then outstanding.

(b)                                 The holders of the outstanding Series A Preferred Shares (collectively, the “Holders” and each a “Holder”) shall, except as otherwise expressly provided in this Certificate of Designation, have the right to one vote for each share of Common Stock into which such series of Preferred Stock could then be converted (with any fractional share determined on an aggregate conversion basis being rounded up to the next whole share), and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Company’s Bylaws (the “Bylaws”), and shall be entitled to vote, together as a single class with holders of Common Stock, with respect to any matter upon which holders of Common Stock have the right to vote, except for the election of directors as provided in Section 8 below or as otherwise required by law.  Except as otherwise provided herein or as required by law, the Preferred Stock shall vote together with the Common Stock at any annual or special meeting of the stockholders and not as a separate class.

(2)                                  Dividend Provisions.

The Holders of shares of Series A Preferred Shares shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any cash dividend on the Common Stock, at the rate of $0.1425 per share (subject to appropriate adjustments for stock splits, dividends, combinations or other recapitalizations on such shares) per annum (the “Series A Preferred Dividend Preference”), payable out of funds legally available therefor.  Such dividends shall be payable only when, as and if declared by the Board of Directors and be cumulative and shall accrue from the date of the initial issuance of the applicable Series A Preferred Shares by the Company.  No dividends shall be declared or set aside for the Common Stock or any other class or series of the Company’s capital stock which ranks junior with respect to dividend payments to the Series A Preferred Shares (collectively, the “Junior Stock”) (other than dividends of Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, solely additional shares of the Common Stock of the Company), and no other distribution shall be made on or with respect to any shares of Junior Stock unless prior thereto, all declared and unpaid dividends on the Series A Preferred Shares shall be declared, set aside and paid on all the then outstanding shares of Series A Preferred Shares and, in the case of any such dividends or distributions declared or paid on shares of Common Stock, an equivalent dividend or distribution is declared or paid or set apart, as the case may be, on the Series A Preferred Shares, payable on the same day as if fully converted into Common Stock

(3)                                  Liquidation Preference.

(a)                                  In the event of any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary (each, a “Liquidation”), the Holders of Series A Preferred Shares shall be entitled to receive, prior to and in preference to any distribution of any of the assets of the Company to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) four (4) times the Original Series A Issue Price for each outstanding Series A Preferred Share and (ii) an amount equal to all accrued and unpaid dividends on such share (“Dividends Due”).  If upon a Liquidation the assets and funds thus distributed among the Holders of Series A Preferred Shares shall be insufficient to permit the payment to such holders of the Original Series A Issue Price plus Dividends Due for all outstanding Series A Preferred Shares (“Liquidation Preference”), then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the Holders of Series A Preferred Shares.  For purposes of this Certificate of Designations, the term “Original Series A Issue Price” shall be deemed to mean $0.95 for each outstanding Series A Preferred Share (subject to appropriate adjustments for stock splits, dividends, combinations or other recapitalizations with respect to such shares).

(b)                                 After the distribution in full of the Liquidation Preference  has been paid, the remaining assets of the Company available for distribution to stockholders shall be distributed among the holders of Series A Preferred Shares and Common Stock pro rata on an as-if-converted to Common Stock basis.

(c)                                  (i)  A consolidation or merger of the Company with or into any other corporation, corporations or other entity (other than any merger effected solely for the purpose of changing the domicile of the Company), or a sale, conveyance or disposition of all or substantially all of the assets of the Company (other than a “Major Transaction” as defined below) or the effectuation by the Company of a transaction or series of related transactions in which more than 50% of the voting power of the Company is disposed of (a “Change of Control Transaction”), shall be deemed to be a Liquidation.  In the event that the Company is a party to a Change of Control Transaction, then upon the closing of such Change of Control Transaction each Holder of Preferred Stock shall be entitled to receive, for each share of Preferred Stock then held, the greater of (i) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation or (ii) the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation if such holder had converted such shares of Preferred Stock into Common Stock immediately prior to the closing of such Change of Control Transaction.

(ii)                                  In any of such events, if the consideration received by the Company is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors.  Any securities shall be valued as follows:

(A)                              Securities not subject to investment letter or other similar restrictions on free marketability:

(1)                                  If traded on a securities exchange or through the Nasdaq National Market System, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) business days prior to the closing;

(2)                                  If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) business days prior to the closing; and

(3)                                  If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board of Directors.

(B)                                The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in 3(c)(ii)(A) (1), (2) or (3) to reflect the approximate fair market value thereof, as determined in good faith by the Board of Directors.

(iii)                               In the event of any Liquidation, the Company shall give, by mailing notice by United States Postal Service via certified or registered mail, return receipt requested, addressed to each holder of any shares of Preferred Stock, at the address of such holder as shown on the books of the Company, (A) at least ten (10) days prior written notice of the date on which the books of the Company shall close or a record shall be taken for determining rights to vote in respect of any such Liquidation, and (B) in the case of any such Liquidation at least ten (10) days prior written notice of the date when the same shall take place.

(iv)                              Any notice required by the provisions of this Section 3 to be given to the holders of shares of Preferred Stock shall be deemed given when received by each holder of record at his address appearing on the books of the Company.

(4)                                  Conversion.  The Holders of the Series A Preferred Shares shall have conversion rights as follows (the “Conversion Rights”):

(a)                                  Right to Convert.  Each share of Preferred Stock shall be convertible, at the option of the Holder thereof, at any time after the date of issuance of such share at the office of the Company or any transfer agent for the Preferred Stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Series A Issue Price, as applicable, by the applicable Conversion Price at the time in effect for such share.  As of the filing of this Certificate of Designation (the “Filing Date”), the initial “Conversion Price” per share for shares of Series A Preferred Shares shall be the Original Series A Issue Price; provided, however, that the applicable Conversion Price for the Series A Preferred Stock shall be subject to adjustment as set forth in subsection 4(d) below.

(b)                                 Automatic Conversion.  Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Price at the time in effect for such shares immediately and without further action by the Company or the holder of such shares upon the earlier of (i) the date on which the Company has redeemed in the aggregate in one or more redemptions at least 310,000 shares (as adjusted for any stock splits, stock dividends, recapitalizations and the like) of Series A Preferred Shares in accordance with Sections 5 or 6 below or (ii) the date specified by the written consent or agreement of the holders of at least two-thirds of the then outstanding Series A Preferred Shares.

(c)                                  Mechanics of Conversion.  Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Stock, and shall give written notice by mail, postage prepaid, to the Company at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(d)                                 Conversion Price Adjustments of Preferred Stock.  The Conversion Price of the Series A Preferred Shares shall be subject to adjustment from time to time as follows:

(i)                                     Stock Splits, Dividends and Distributions.  In the event the Company should at any time or from time to time after the date of initial issuance of any Series A Preferred Shares (the “Purchase Date”) fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof) , then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the applicable Conversion Price of the Series A Preferred Shares shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents.

(ii)                                  Combinations.  If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the applicable Conversion Price for the Series A Preferred Shares shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(iii)                               Other Distributions.  In the event the Company shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by the Company or other persons, or assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(i), then, in each such case for the purpose of this subsection 4(d), (x) the Dividends Due must be paid prior to payment of such declared distribution and (y) the Holders of Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock entitled to receive such distribution.

(e)                                  Recapitalizations.  If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4), provision shall be made so that the Holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Company or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the Holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the applicable Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalent as may be practicable.

(f)                                    No Impairment.  The Company will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the Holders of the Preferred Stock against impairment.

(g)                                 No Fractional Shares and Certificate as to Adjustments.

(i)                                     No fractional shares shall be issued upon conversion of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded up to the nearest whole share.  Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred

Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

(ii)                                  Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price of the Series A Preferred Shares pursuant to this Section 4, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock to which an adjustment or readjustment of the applicable Conversion Price has been made a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  The Company shall, upon the written request at any time of any Holder of Preferred Stock, furnish or cause to be furnished to such Holder a like certificate setting forth (A) such adjustment and readjustment, (B) the applicable Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of the Series A Preferred Shares.

(h)                                 Notices of Record Date.  In the event of any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, the Company shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

(i)                                     Reservation of Stock Issuable Upon Conversion.  The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes.

(j)                                     Notices.  Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given when received in writing by the applicable holder of record at his address appearing on the books of the Company.

(5)                                  Redemption Upon Major Transaction and Company Redemption Option.

(a)                                  Redemption Upon Major Transaction. In the event of the completion of a Major Transaction (as defined in Section 5(b)) prior to the date which is three hundred ninety (390) days after the date of the initial issuance of any Series A Preferred Shares, the Company may, at its sole option, redeem that number of the outstanding Series A Preferred Shares, by paying in cash therefor, equal to (i) 310,000 shares, at a per share price of $2.90, if the Net Gain (as defined in Section 5(c) below) is between $2,000,000 and $3,000,000, (ii) 350,000 shares, at a per share price of $2.86, if the Net Gain is between $3,000,001 and $4,500,000, (iii) 400,000 shares, at a per share price of $2.88, if the Net Gain is between $4,500,001 and $6,000,000, (iv) 460,000 shares, at a per share price of $2.93, if the Net Gain is between $6,000,001 and $7,500,000, (v) 520,000 shares, at a per share price of $2.79, if the Net Gain is between $7,500,001 and $8,500,000 and (vi) 580,000 shares, at a per share price of $2.67, if the Net Gain is greater than $8,500,000.  The amount to be paid by the Company upon a redemption under this Section 5(a) is referred to as the “Major Transaction Redemption Price.”

(b)                                 “Major Transaction”.  A “Major Transaction” shall be deemed to have occurred upon the sale, transfer or other disposition of substantially all of the Company’s assets related to both its OEM endoscopic business and its 3D business in a single transaction or a series of related transactions.

(c)                                  “Net Gain”.  “Net Gain” shall be deemed to be the amount received by the Company in the Major Transaction, net of (i) expenses incurred in connection therewith, including without limitation, (A) advisory fees or other amounts to be paid to investment bankers in connection with the Major Transaction and (B) professional fees, including without limitation, legal fees, accounting fees and related expenses, and (ii) the net book value of assets transferred in connection therewith.

(d)                                 Mechanics of Conversion/Redemption Upon Major Transaction.  No sooner than thirty (30) days nor later than ten (10) days prior to the consummation of a Major Transaction, but not prior to the public announcement of such Major Transaction, the Company shall deliver written notice thereof via facsimile and overnight courier (“Notice of Major Transaction”) to each Holder.  The Company may (at its option) redeem from the Holders the Series A Preferred Shares as set forth in Section 5(a) in the event that the Major Transaction is completed.  Such redemption shall occur no earlier than the date which is three hundred seventy (370) days after the date of the initial issuance of any Series A Preferred Shares and no later than the date which is three hundred ninety (390) days after the date of the initial issuance of any Series A Preferred Shares (such period being the “Redemption Period”).

(e)                                  Redemption At Option of the Company.  During the Redemption Period, in the event that a Major Transaction has not occurred, the Company, solely at its option, may deliver notice (“Notice of Company Redemption”) to the Holder of the Company’s election to redeem that number of shares of Series A Preferred Shares, and at the applicable per share price, set forth in any of Sections 5(a)(ii) through 5(a)(vi) above  (such determination to be made at the option of the Company, and the per share price paid to be referred to as the “Company Redemption Price”).  Such redemption shall occur during the Redemption Period.

(f)                                    Payment of Redemption Price.  Upon (i) the occurrence of a Major Transaction and the election of the Company to redeem shares or (ii) the delivery by the Company of a Notice of Company Redemption, the Company shall immediately notify each Holder by facsimile of the mechanics of the delivery of each Holder’s Preferred Stock Certificates and each Holder shall thereafter promptly (or in the case of a Notice of Company Redemption, prior to the specified date) send such Holder’s Preferred Stock Certificates to be redeemed to the Company.  The Company shall deliver the applicable Major Transaction Redemption Price or Company Redemption Price, as applicable, to such Holder during the Redemption Period; provided that a Holder’s Preferred Stock certificates shall have been so delivered to the Company.

(g)                                 In the case of the occurrence of a Major Transaction, if the Company shall fail to redeem all of the Series A Preferred Shares submitted for redemption, in addition to any remedy such Holder may have under this Certificate of Designation and the Securities Purchase Agreement between the Company and the initial Holders (the “Securities Purchase Agreement”), the Redemption Price payable in respect of such unredeemed Series A Preferred Shares shall bear interest at the rate of 1.25% per month (prorated for partial months) until paid in full.  In the case of a Notice of Company Redemption, until the Company pays such unpaid Company Redemption Price, as applicable, in full to each Holder, Holders of the Series A Preferred Shares submitted for redemption pursuant to this Section 5 and for which the applicable Company Redemption Price, as applicable, has not been paid, shall have the option (the “Void Optional Redemption Option”) to, in lieu of redemption, require the Company to promptly return to each Holder all of the Series A Preferred Shares that were submitted for redemption by such Holder under this Section 5 and for which the Company Redemption Price, as applicable, has not been paid, by sending written notice thereof to the Company via facsimile (the “Void Optional Redemption Notice”).  Upon the Company’s receipt of such Void Optional Redemption Notice(s) and prior to payment of the full Company Redemption Price, as applicable, to each Holder, (i) the Notice of Company Redemption shall be null and void with respect to those Series A Preferred Shares submitted for redemption and for which the Company Redemption Price, as applicable, has not been paid, and (ii) the Company shall immediately return any Series A Preferred Shares submitted to the Company by each Holder for redemption under this Section 5(g) and for which the Company Redemption Price, as applicable, has not been paid.

(6)                                  Redemption Upon OEM Transaction or 3D Transaction.

(a)                                  Redemption Upon OEM/3D Transaction. In the event an OEM Transaction or a 3D Transaction (each as defined in Section 6(b)), but not both, has been completed prior to the date which is three hundred and ninety (390) days following the initial issuance of any Series A Preferred Shares, the Company may, at its sole option, redeem that number of the outstanding Series A Preferred Shares, by paying in cash therefor, equal to (i) 310,000 shares, at a per share price of $2.90, if the Net Gain (as defined in Section 6(c) below) is between $2,000,000 and $3,000,000, (ii) 350,000 shares, at a per share price of $2.86, if the Net Gain is between $3,000,001 and $4,500,000, (iii) 400,000 shares, at a per share price of $2.88, if the Net Gain is between $4,500,001 and $6,000,000, (iv) 460,000 shares, at a per share price of $2.93, if the Net Gain is between $6,000,001 and $7,500,000, (v) 520,000 shares, at a per share price of $2.79, if the Net Gain is between $7,500,001 and $8,500,000 and (vi) 580,000 shares, at a per share price of $2.67, if the Net Gain is greater than $8,500,000.  The amount to be paid by the Company upon a redemption under this Section 6(a) is referred to as the “OEM/3D Redemption Price.”  Notwithstanding the foregoing, upon the request of the Holders of a majority of the outstanding shares of Series A Shares and with the consent of the Company (which consent shall not be unreasonably withheld), the particular subsection of this Section 6(a) that defines the number of shares to be redeemed and the price per share of such redemption (which subsection would otherwise apply) shall be changed to a subsection appearing earlier in this Section 6(a).  Additionally, and notwithstanding the foregoing, upon the mutual consent of the Company and the Holders of a majority of the outstanding shares of Series A Shares, the particular subsection of this Section 6(a) that defines the number of shares to be redeemed and the price per share of such redemption (which subsection would otherwise apply) shall be changed to a subsection appearing later in this Section 6(a).

(b)                                 “OEM Transaction”.  An “OEM Transaction” shall be deemed to have occurred upon the sale, transfer or other disposition of substantially all of the Company’s assets related to its OEM endoscopic business in one transaction or a series of related transactions.

(c)                                  “3D Transaction”.  A “3D Transaction” shall be deemed to have occurred upon the sale, transfer or other disposition of substantially all of the Company’s assets related to its 3D business in one transaction or a series of related transactions.

(d)                                 “Net Gain”.  “Net Gain” (A) in the event of an OEM Transaction, shall be deemed to be the amount received by the Company in the OEM Transaction multiplied by 3.33, net of (i) expenses incurred in connection therewith, including without limitation, (x) advisory fees or other amounts to be paid to investment bankers in connection with the OEM Transaction and (y) professional fees, including without limitation, legal fees, accounting fees and related expenses for the OEM Transaction and (ii) the net book value of assets transferred in connection therewith; and (B) in the event of a 3D Transaction, shall be deemed to be the amount received by the Company in the 3D Transaction multiplied by 1.43, net of (i) expenses incurred in connection therewith, including without limitation, (x) advisory fees or other amounts to be paid to investment bankers in connection with the 3D Transaction and (y) professional fees, including without limitation, legal fees, accounting fees and related expenses for the 3D Transaction and (ii) the net book value of assets transferred in connection therewith.

(e)                                  Mechanics of Conversion/Redemption Upon OEM/3D Transaction.  No sooner than thirty (30) days nor later than ten (10) days prior to the consummation of an OEM Transaction or 3D Transaction (not a Major Transaction), but not prior to the public announcement of such transaction, the Company shall deliver written notice thereof via facsimile and overnight courier (“Notice of OEM/3D Transaction”) to each Holder.  The Company may (at its option) redeem from the Holders the Series A Preferred Shares as set forth in Section 6(a) in the event that such OEM Transaction or 3D Transaction is completed.

(f)                                    Payment of Redemption Price.  In the event of the completion of an OEM Transaction or 3D Transaction (but not both) and the election of the Company to redeem shares, the Company shall immediately notify each Holder by facsimile of the mechanics of the delivery of each Holder’s Preferred Stock Certificates and each Holder shall thereafter promptly send such Holder’s Preferred Stock Certificates to be redeemed to the Company.  The Company shall deliver the applicable OEM/3D Redemption Price to such Holder during the Redemption Period; provided that a Holder’s Preferred Stock Certificates shall have been so delivered to the Company.

(7)                                  Protective Provisions.  So long as any Series A Preferred Shares remain outstanding, the Company shall not without first obtaining the approval (by vote or written consent) of the holders of at least two-thirds of the then outstanding Series A Preferred Shares, voting together as a single class:

(a)                                  authorize or issue, whether by reclassification or otherwise, any new class or series of stock or any other securities convertible into equity securities of the Company having a preference or priority over, or being on parity with the Series A Preferred Shares with respect to liquidation preference, redemption rights or dividend preference; or

(b)                                 recapitalize, reorganize or enter into a Change of Control Transaction; or

(c)                                  amend or repeal any provision of the Company’s Certificate of Incorporation or the Bylaws; or

(d)                                 declare or pay any dividend or distribution on any shares of the Company’s Common Stock; or

(e)                                  redeem, retire or purchase any shares of Preferred Stock (except in accord with Section 5 or Section 6 hereof) or Common Stock (other than the repurchase of Common Stock pursuant to the terms of Company’s currently existing stock option, employee stock purchase or stock incentive plans); or

(f)                                    increase or decrease the total number of authorized Series A Preferred Shares; or

(g)                                 change or alter the rights, preferences or privileges of any series of Preferred Stock; or

(h)                                 enter into any agreement that expressly restricts the Company’s ability to redeem shares or pay dividends; or

(i)                                     sell to any party any shares of the Company’s Common Stock (other than shares of Common Stock issued upon the exercise options pursuant to the terms of Company’s currently existing stock option, employee stock purchase or stock incentive plans) at a price per share less than $2.00 (as adjusted as a result of any reverse stock split or other stock combination which results in a pro rata reduction in the number of shares of Common Stock) at any point prior to the date which is five (5) years following the initial issuance of any Series A Preferred Shares; or

(j)                                     incur over $50,000 on any single capital expenditure transaction; or

(k)                                  incur over $300,000 in the aggregate on capital expenditures; or

(l)                                     revise the terms of its existing primary credit line; or

(m)                               issue any options having an exercise price lower than the then market value of the Common Stock as of the date of issuance of the option; or

(n)                                 increase the number of authorized shares of Common Stock available for issuance under the Company’s currently existing stock option, employee stock purchase or stock incentive plans; or

(o)                                 establish a new stock option, employee stock purchase or stock incentive plan; or

(p)                                 in the event of the consummation of a Major Transaction, maintain a balance of less than $1,500,000 in its primary bank account until the earlier of (A) such time as some or all Series A Preferred Shares are redeemed pursuant to the provisions hereof or (B) such time as the Company delivers notice to the Holders of its determination to not exercise any rights hereunder with respect to the redemption of Series A Preferred Shares.

(8)                                  Election of Directors.   Notwithstanding the provisions of subsection 1(b) above for so long as any Series A Preferred Shares remain outstanding after three hundred ninety (390) days following the initial issuance of any Series A Preferred Shares, the holders of Series A Preferred Shares, voting as a separate class, shall be entitled to elect the greater of two directors of the Company or twenty-five percent (25%) of the total number of directors of the Company (collectively, the “Series A Directors”).  At any meeting held for the purpose of electing or nominating directors, the presence in person or by proxy of the Holders of a majority of the Series A Shares then outstanding shall constitute a quorum of the Series A Preferred Shares for the election or nomination of the Series A Directors.  A vacancy in or removal of the director in the directorships elected solely by the Holders of Series A Preferred Shares shall be filled only by the vote of the holders of Series A Preferred Shares.

(9)                                  Status of Converted Stock.  In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by the Company, and this Certificate of Designations shall be appropriately amended to effect the corresponding reduction in the Company’s authorized capital stock.

(10)                            Repurchase of Shares.  In connection with repurchases by the Company of shares of its Common Stock pursuant to agreements with certain of the holders thereof approved by the Board of Directors, each holder of Preferred Stock shall be deemed to have waived the application, in whole or in part, of any provisions of the Delaware General Corporation Law or any applicable law of any other state which might limit, prevent or prohibit such repurchases.

IN WITNESS WHEREOF, this Corrected Certificate of Designation is executed on behalf of the Company by its Chief Executive Officer this 3rd day of March, 2003

/s/ John Lyon
John Lyon, Chief Executive Officer